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AT THE COMPANY                         AT THE FINANCIAL RELATION BOARD
Bill Kuhlmann               Doug DeLieto,       Marty Gitlin      or Julie Creed
Chairman and CEO            (general)           (media)           (analysts)
410-312-3600                212-661-8030        212-661-8030      312-266-7800

FOR IMMEDIATE RELEASE
May 21, 1996


                  GSE SYSTEMS ACQUIRES CLIENT/SERVER COMPANY;

                 STRATEGIC ADDITION BOLSTERS COMPANY'S POSITION
                    AS A GLOBAL PROVIDER OF TOTAL SOLUTIONS

COLUMBIA, MARYLAND, MAY 21, 1996 -- GSE Systems, Inc. (Nasdaq National Market:
GSES), a leading global provider of integrated enterprise software and information solutions to the energy, process and manufacturing industries, today announced that it has acquired Erudite Software & Consulting, Inc., a leading provider of cost-effective client/server technology through consulting, custom application development, training services, and hardware/software sales.

         "We are very excited about the opportunities this acquisition presents," commented William E. Kuhlmann, GSE Systems' Chairman and Chief Executive Officer. "Erudite Software's expertise in client/server technology will significantly enhance our presence in the emerging and increasingly important client/server market as well as enhance GSE Systems' ability to provide total integrated solutions to the business, production, process control and engineering needs of our customers -- from the plant floor to the board room."





                                     (more)
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        Founded in 1990, Erudite Software is headquartered in Salt Lake
City,Utah with a primary development facility in Provo, Utah. The Company has expertise in Oracle and Sybase databases and has approximately 140 employees, of which 24 are Certified PowerBuilder Developers. Erudite Software assists large organizations in identifying, developing and implementing client/server business applications. Erudite Software's unique and proprietary rapid application development methodology assists clients in downsizing from mainframe systems to client/server systems. Erudite Software has also developed extensive base class libraries in both PowerBuilder and Delphi which are used to develop quality applications in significantly less time than Erudite Software's competitors. Further, Erudite Software has extensive training expertise and offers more than 54 classes taught by certified instructors in programs offered by Erudite Software's partners which include Microsoft, Novell, Sybase, PowerSoft and Borland. Its training staff holds more than 150 authorized training certifications. Erudite Software was the 1995 winner of "The Utah 100 Award" for being the state's fastest growing company for the past five years.

        "We are unique among companies providing client/server services in that we are dedicated solely to the client/server environment," said Eugene D. Loveridge, Erudite Software's President and Co-Founder. "We will benefit immediately from GSE Systems' broad set of customer relationships and extensive international presence," added Loveridge, who will head the Business Systems Group unit.





                                     (more)
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        GSE Systems has issued approximately 840,700 new shares of common stock to Erudite Software's shareholders, and the transaction will be accounted for as a pooling of interest. Privately held, Erudite Software posted revenues of $10.8 million and net income after taxes of $186,000 during the twelve months ended December 31, 1995. In the first quarter of 1996, it posted (unaudited) revenue of $3.8 million and net income of $231,000. Revenue for the first quarter increased 77% and net income 541% over the same period in 1995.

        GSE Systems is headquartered in Columbia, Maryland and its global locations include Belgium, Japan, Korea, Singapore, Sweden, Taiwan and the USA.

  TO RECEIVE ADDITIONAL INFORMATION ON GSE SYSTEMS, INC., VIA FAX AT NO CHARGE,
          DIAL 1-800-PRO-INFO AND ENTER #178 OR TICKER SYMBOL GSES.

                                     # # #
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                    ERUDITE SOFTWARE ACQUISITION HIGHLIGHTS


- -        Market Position
         -  Leading provider of client/server technology
         -  Proprietary methodology to assist clients
         - Fastest growing company in the State of Utah in 1995 during the past five years

- -        Product Offerings
         -  Consulting
         -  Application development
         -  Training
         -  Hardware & software

- -        Purchase Price
         -  Approximately 840,700 shares of GSE Systems

- -        Pooling-Of-Interest Accounting
         -  No goodwill on the books

- -        Increased Revenue
         - Adds approximately $10.8 million in 1995 and $3.7 million in Q196 to annual revenues.

- -        Valued Customers           -       Valued Partners
         -  Novell                          -  Microsoft              -  HP
         -  Vanstar                         -  Novell                 -  IBM
         -  Avent/Hallmark Comp             -  Sybase                 -  DEC
         -  Geneva Steel                    -  Oracle                 -  Compaq

- -        Growth Opportunities
         -  Bolsters GSE's position as a global provider of total solutions
         - Capitalize on GSE's broad channels of distribution, both Domestic and Internationally
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                     ERUDITE SOFTWARE FINANCIAL HIGHLIGHTS

($000)                      1993            1994            1995               Q195           Q196
- ------                      ----            ----            ----               ----           ----
                                                                                   (unaudited)
Revenues                 $2,557         $ 4,597           $10,759           $2,122           $3,758
Profit Before Taxes       $ (70)        $   (97)          $   304           $   58           $  369
Net Income                $ (44)        $   (61)          $   186           $   36           $  231